SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 31, 2008

Ivany Mining Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-27645	88-0258277
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8720 DuFrost , St. Leonard, Quebec Canada		H1P 2Z5
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  514-325-4567

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3 – SECURITIES AND TRADING MARKETS

Item 3.02 Unregistered Sales of Equity Securities

On January 31, 2008 our board of directors voted to accept a subscription for the purchase of 142,857 Units at a price of $0.35 per Unit, each Unit consisting of one (1) share of common stock and one (1) warrant to purchase one (1) share of common stock.  A single subscriber purchased the Units.  We received $50,000 in proceeds from the sale of the Units.  No underwriting discounts or commissions were paid.

The Corporation and the subscribing investor have agreed that the shares of common stock which are part of the Units and the additional common stock issuable upon exercise of the warrants included in the Units shall have all of the attributes of “flow-through” stock under the tax laws and other applicable laws and regulations of Canada.

The offering and sale of the Units was exempt under Rule 506 of Regulation D of the Securities Act.  The Units were offered exclusively to accredited investors and the purchaser of the Units has represented and warranted to us that he is an "Accredited Investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.  No general solicitation or advertising was undertaken with regard to the Units.

The warrants to purchase common stock issued as part of the Units are exercisable for 12 months.  The exercise price for the warrants is $0.50 per share.

As part of the offering, we have agreed to file a registration statement under the Securities Act of 1933 for the common stock issued.  We have committed to file the registration statement within sixty days and to use our reasonable best efforts to have such registration statement declared effective within 180 days of its initial filing date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ivany Mining Inc.

/s/ Derek Ivany
Derek Ivany CEO